Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Diamondback Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(f)(1) 457(c)	4,508,550(1)	N/A	$701,019,526.48(2)	0.0000927	$64,984.51(3)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$701,019,526.48		$64,984.51
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$64,984.51

(1)

The number of shares of common stock, par value $0.01 per share (“Common Stock”), of Diamondback Energy, Inc. (“Diamondback”) being registered is based upon an estimate of (a) the maximum number of publicly held common units representing limited partner interests in Rattler Midstream LP (“Rattler”) (each, a “Common Unit”), other than any Common Units owned by Diamondback and its subsidiaries (each, a “Public Common Unit”), that will be outstanding immediately prior to the Merger (as defined herein) and exchanged for such registered shares of Common Stock in connection with the Merger (including Partnership Phantom Units (as defined herein) other than Director Phantom Units (as defined herein) that will cease to relate to or represent any right to receive Common Units and will be converted into Parent RSUs (as defined herein) on the same terms and conditions as were applicable to the corresponding Partnership Phantom Units) and (b) the maximum number of Common Units subject to Director Phantom Units, which will become fully vested and converted into the right to receive, with respect to each Common Unit subject thereto, shares of Common Stock in connection with the Merger.

(2)

The proposed maximum aggregate offering price was calculated based upon the market value of the Public Common Units, the securities to be converted into the right to receive the Merger Consideration (as defined herein) in the Merger, in accordance with Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended, as follows: the product of (a) $17.57, which is the average of the high and low prices of a Common Unit as reported on The Nasdaq Global Select Market on June 7, 2022, and (b) 39,898,664, which is the estimated maximum number of Common Units (including Partnership Phantom Units and Director Phantom Units) that may be exchanged for shares of Common Stock in the Merger.

(3)

The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, by multiplying the proposed maximum aggregate offering price for the securities by 0.0000927.